Exhibit 99.1

Northwest Pipe Company Announces Fourth Quarter and Full Year 2021 Financial Results

•	Annual net sales of $333.3 million increased 16.6% year-over-year
•	Record full-year sales levels achieved at both recently acquired precast companies
•	Backlog of $183 million; record backlog including confirmed orders of $290 million for the Engineered Steel Pressure Pipe segment
•	Record order book of $51 million for the Precast Infrastructure and Engineered Systems segment
•	Annual net income of $1.16 per diluted share; adjusted net income of $1.66 per diluted share
•	Completed acquisition of Park Environmental Equipment, LLC (“ParkUSA”) on October 5, 2021 for approximately $88.4 million

VANCOUVER, Washington—March 15, 2022—Northwest Pipe Company (NASDAQ: NWPX) (the “Company”), an industry leader of engineered pipeline systems for water infrastructure and high-quality precast and reinforced concrete products, today announced its financial results for the fourth quarter and full year ended December 31, 2021. The Company will broadcast its fourth quarter and full year 2021 earnings conference call on Wednesday, March 16, 2022 at 7:00 a.m. PT.

Acquisition of ParkUSA

As previously announced, the Company completed the acquisition of ParkUSA, a precast concrete and steel fabrication-based company that develops and manufactures water, wastewater, and environmental solutions, on October 5, 2021 for cash consideration of approximately $88.4 million, subject to a post-closing adjustment based on changes in net working capital. The acquisition was funded through borrowings on the Company’s line of credit.

Effective in the fourth quarter of 2021, the Company revised its reporting structure to better align with its internal management structure and the financial information used to assess its performance and allocate resources. As such, the Company is reporting on two operating segments: 1) Engineered Steel Pressure Pipe and 2) Precast Infrastructure and Engineered Systems.

Management Commentary

“We remain very excited about our recent acquisition of ParkUSA. ParkUSA’s product portfolio of precast related environmental solutions and engineered water control systems serves both the commercial and residential construction markets. We expect the business to be immediately accretive and to create organic growth opportunities throughout the Company,” said Scott Montross, President and Chief Executive Officer of Northwest Pipe Company.

Mr. Montross continued, “The significant number of project bidding delays that we experienced during 2021 resulted in one of the smallest tonnage water transmission bidding years we have seen in a very long time. In combination with a small market, a volatile steel market with significant delivery disruptions and customer driven production delays of orders already in backlog, created downward pressure on margins. Despite the headwinds, we ended the year with a record backlog including confirmed orders of $290 million, which is expected to continue to grow in size and quality due to very strong bidding we experienced so far in the first quarter of 2022. However, we expect water transmission margins to remain muted in the first quarter of 2022 as we work through older backlog, and anticipate margin expansion beginning in the second quarter of 2022.”

Mr. Montross concluded, “Our precast concrete business was strong throughout 2021 producing a record level of revenue, strong gross profit, and a record order book of $51 million as of December 31, 2021. Despite owning ParkUSA for less than a full quarter, the business contributed $18 million in revenue to our fourth quarter results. Our growing precast related business continues to gain strength in its ability to off-set slower periods in the water transmission market. Based on the current precast related market strength, we are entering 2022 with solid momentum and expect the precast business to remain strong for the near term.”

Fourth Quarter 2021 Financial Results

Consolidated

●

Net sales increased 47.8% to $102.5 million in the fourth quarter of 2021 from $69.4 million in the fourth quarter of 2020. Net sales in the fourth quarter of 2021 included $18.0 million from the recently acquired ParkUSA operations.

●	Gross profit increased 9.8% to $13.6 million, or 13.2% of net sales, in the fourth quarter of 2021 from $12.4 million, or 17.8% of net sales, in the fourth quarter of 2020.
●	Net income was $2.3 million, or $0.23 per diluted share, in the fourth quarter of 2021 compared to $5.2 million, or $0.53 per diluted share, in the fourth quarter of 2020.
●

Adjusted net income was $6.6 million, or $0.67 per diluted share, in the fourth quarter of 2021 compared to $5.4 million, or $0.54 per diluted share, in the fourth quarter of 2020. Adjusted net income, which is a non-GAAP financial measure, is reconciled to net income in the table titled “Reconciliation of Non-GAAP Financial Measures” below.

Engineered Steel Pressure Pipe Segment (“SPP”)

●

SPP net sales increased 23.2% to $71.6 million in the fourth quarter of 2021 from $58.1 million in the fourth quarter of 2020 driven by a 45% increase in selling price per ton due to increased materials costs and changes in product mix, partially offset by a 15% decrease in tons produced resulting from changes in project timing.

●

SPP gross profit decreased 20.5% to $8.7 million, or 12.1% of SPP net sales, in the fourth quarter of 2021 from $10.9 million, or 18.8% of SPP net sales, in the fourth quarter of 2020 due to the combination of changes in product mix and pressure on project pricing.

●

SPP backlog[1] was approximately $183 million as of December 31, 2021 compared to $191 million as of September 30, 2021 and $167 million as of December 31, 2020. Backlog including confirmed orders[2] was $290 million as of December 31, 2021 compared to $273 million as of September 30, 2021 and $221 million as of December 31, 2020.

Precast Infrastructure and Engineered Systems Segment (“Precast”)

●

Precast net sales increased 174.2% to $31.0 million in the fourth quarter of 2021 from $11.3 million in the fourth quarter of 2020 primarily due to the ParkUSA operations, which contributed $18.0 million in Precast net sales during the fourth quarter of 2021.

●

Precast gross profit increased 237.5% to $4.9 million, or 15.9% of Precast net sales, in the fourth quarter of 2021 from $1.5 million, or 12.9% of Precast net sales, in the fourth quarter of 2020 due to contributions from the ParkUSA operations, as well as higher prices and production volume at the Geneva Pipe and Precast Company (“Geneva”) operations. Precast gross profit in the fourth quarter of 2021 was reduced by $2.3 million in higher acquisition-related fair value inventory charges.

●

Precast order book[3] was approximately $51 million as of December 31, 2021 compared to $24 million as of September 30, 2021 and $11 million as of December 31, 2020. December 31, 2021 is the first period that includes the order book for ParkUSA.

1 Northwest Pipe Company defines “backlog” as the balance of remaining performance obligations under signed contracts for water infrastructure steel pipe products for which revenue is recognized over time.

2 Northwest Pipe Company defines “confirmed orders” as water infrastructure steel pipe projects for which the Company has been notified that it is the successful bidder, but a binding agreement has not been executed.

3 Northwest Pipe Company defines “order book” as unfulfilled orders outstanding at the measurement date. Cancelations against outstanding orders are measured in the period they are received.

Full Year 2021 Financial Results

Consolidated

●	Net sales increased 16.6% to $333.3 million in 2021 from $285.9 million in 2020.
●	Gross profit decreased 12.4% to $44.3 million, or 13.3% of net sales in 2021 from $50.5 million, or 17.7% of net sales, in 2020.
●	Net income was $11.5 million, or $1.16 per diluted share, in 2021 compared to $19.1 million, or $1.93 per diluted share, in 2020.
●

Adjusted net income was $16.5 million, or $1.66 per diluted share, in 2021 compared to $19.6 million, or $1.99 per diluted share, in 2020. See the Company’s “Reconciliation of Non-GAAP Financial Measures” in the table below.

Engineered Steel Pressure Pipe Segment (SPP)

●

SPP net sales increased 7.5% to $259.8 million in 2021 from $241.7 million in 2020 driven by a 15% increase in selling price per ton due to increased materials costs and changes in product mix, partially offset by a 6% decrease in tons produced resulting from changes in project timing.

●

SPP gross profit decreased 29.4% to $31.3 million, or 12.0% of SPP net sales, in 2021 from $44.3 million, or 18.3% of SPP net sales, in 2020 due to the combination of changes in product mix and pressure on project pricing. Additionally, as a result of the fire at the Company’s Saginaw facility in April 2019, $1.4 million of business interruption insurance recovery (net of incremental production costs) was recorded in 2020.

Precast Infrastructure and Engineered Systems Segment (Precast)

●

Precast net sales increased 66.2% to $73.5 million in 2021 from $44.2 million in 2020 primarily due to the acquisition of ParkUSA in October 2021, which contributed $18.0 million in Precast net sales during the fourth quarter of 2021, as well as a 26% increase in sales at the Geneva operations acquired in late January 2020 due to an 18% increase in shipments and a 6% increase in selling prices.

●

Precast gross profit increased 108.4% to $13.0 million, or 17.7% of Precast net sales, in 2021 from $6.2 million, or 14.1% of Precast net sales, in 2020 due to contributions from the acquisition of ParkUSA, as well as higher prices and production volume at the Geneva operations. Precast gross profit in 2021 was reduced by $2.1 million in higher acquisition-related fair value inventory charges.

Liquidity Details

As of December 31, 2021, the Company had $86.8 million of outstanding revolving loan borrowings, $1.6 million of outstanding letters of credit, and additional borrowing capacity of approximately $37 million. The Company expects to have sufficient credit available to support its operations for at least the next twelve months with near-term repayment of outstanding debt remaining a high priority.

Conference Call Details

A conference call and simultaneous webcast to discuss the Company’s fourth quarter and full year 2021 financial results will be held on Wednesday, March 16, 2022 at 7:00 a.m. PT. The call will be broadcast live over the Internet hosted on the Investor Relations section of the Company’s website at investor.nwpipe.com and will be archived online upon completion of the conference call. For those unable to listen to the live call, a replay will be available approximately three hours after the event and will remain available until Wednesday, March 30, 2022 by dialing 1‑844-512-2921 in the U.S. or 1‑412-317-6671 internationally and entering the replay access code: 13726286.

About Northwest Pipe Company

Founded in 1966, Northwest Pipe Company is a leading manufacturer for water-related infrastructure products. In addition to being the largest manufacturer of engineered steel water pipeline systems in North America, the Company manufactures high-quality precast and reinforced concrete products; water, wastewater, and stormwater equipment; steel casing pipe; bar-wrapped concrete cylinder pipe; and one of the largest offerings of pipeline system joints, fittings, and specialized components. Strategically positioned to meet growing water and wastewater infrastructure needs, Northwest Pipe Company provides solution-based products for a wide range of markets under the ParkUSA, Geneva Pipe and Precast, Permalok®, and Northwest Pipe Company lines. The Company’s diverse team is committed to quality and innovation while demonstrating the Company’s core values of accountability, commitment, and teamwork. The Company is headquartered in Vancouver, Washington, and has 13 manufacturing facilities across North America. Please visit www.nwpipe.com for more information.

Forward-Looking Statements

Statements in this press release by Scott Montross are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations, estimates, and projections about the Company’s business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by the Company include changes in demand and market prices for its products, product mix, bidding activity and order cancelations, timing of customer orders and deliveries, production schedules, price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations, changes in tariffs and duties imposed on imports and exports and related impacts on the Company, the Company’s ability to identify and complete internal initiatives and/or acquisitions in order to grow its business, the Company’s ability to effectively integrate ParkUSA, Geneva Pipe and Precast Company, and other acquisitions into its business and operations and achieve significant administrative and operational cost synergies and accretion to financial results, impacts of recent U.S. tax reform legislation on the Company’s results of operations, adequacy of the Company’s insurance coverage, supply chain challenges, labor shortages, ongoing military conflicts in the Ukraine and related consequences, operating problems at the Company’s manufacturing operations including fires, explosions, inclement weather, and natural disasters, impacts of pandemics, epidemics, or other public health emergencies, such as coronavirus disease 2019, and other risks discussed in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2020 and from time to time in its other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that it will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting backlog including confirmed orders, adjusted net income, and adjusted diluted net income per share. These non-GAAP financial measures are provided to better enable investors and others to assess the Company’s ongoing operating results and compare them with its competitors. This should be considered a supplement to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

Contact:

Aaron Wilkins

Chief Financial Officer

Northwest Pipe Company

(360) 397‑6294 • investors@nwpipe.com

Or Addo Investor Relations

(310) 829‑5400

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NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Net sales:
Engineered Steel Pressure Pipe	$71,579	$58,086	$259,823	$241,690
Precast Infrastructure and Engineered Systems	30,968	11,295	73,490	44,217
Total net sales	102,547	69,381	333,313	285,907

Cost of sales:
Engineered Steel Pressure Pipe	62,911	47,179	228,542	197,397
Precast Infrastructure and Engineered Systems	26,058	9,839	60,517	37,991
Total cost of sales	88,969	57,018	289,059	235,388

Gross profit:
Engineered Steel Pressure Pipe	8,668	10,907	31,281	44,293
Precast Infrastructure and Engineered Systems	4,910	1,456	12,973	6,226
Total gross profit	13,578	12,363	44,254	50,519

Selling, general, and administrative expense	10,493	5,769	28,222	24,954
Operating income	3,085	6,594	16,032	25,565
Other income	68	138	328	953
Interest income	-	-	-	49
Interest expense	(515)	(214)	(1,202)	(933)
Income before income taxes	2,638	6,518	15,158	25,634
Income tax expense	367	1,297	3,635	6,584
Net income	$2,271	$5,221	$11,523	$19,050

Net income per share:
Basic	$0.23	$0.54	$1.17	$1.95
Diluted	$0.23	$0.53	$1.16	$1.93

Shares used in per share calculations:
Basic	9,871	9,805	9,854	9,788
Diluted	9,954	9,902	9,928	9,873

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$2,997	$37,927
Trade and other receivables, net	52,664	42,680
Contract assets	107,170	76,985
Inventories	59,651	29,177
Prepaid expenses and other	5,744	5,194
Total current assets	228,226	191,963
Property and equipment, net	121,266	110,184
Operating lease right-of-use-assets	98,507	30,813
Goodwill	53,684	22,985
Intangible assets, net	39,376	10,518
Other assets	6,620	6,552
Total assets	$547,679	$373,015

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$-	$7,701
Accounts payable	32,267	12,993
Accrued liabilities	24,498	16,814
Contract liabilities	2,623	6,189
Current portion of operating lease liabilities	4,704	2,204
Total current liabilities	64,092	45,901
Borrowings on line of credit	86,761	-
Long-term debt, less current portion	-	5,888
Operating lease liabilities, less current portion	93,725	27,911
Deferred income taxes	10,984	12,481
Other long-term liabilities	8,734	11,208
Total liabilities	264,296	103,389

Stockholders’ equity	283,383	269,626
Total liabilities and stockholders’ equity	$547,679	$373,015

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Net income, as reported	$2,271	$5,221	$11,523	$19,050
Adjustments:
Acquisition-related transaction costs	2,587	207	3,387	2,831
Amortization of acquired intangibles	879	-	879	-
Acquisition-related fair value inventory charges	2,319	-	2,319	266
Saginaw fire insurance recoveries, net	-	-	-	(1,399)
Saginaw fire gain on property and equipment replacement	-	-	-	(951)
Estimated tax impact of adjustments	(1,432)	(50)	(1,630)	(185)
Adjusted net income	$6,624	$5,378	$16,478	$19,612

Diluted income per share, as reported	$0.23	$0.53	$1.16	$1.93

Adjusted diluted income per share	$0.67	$0.54	$1.66	$1.99

1 Amortization of acquired intangibles represents amortization of ParkUSA intangible assets only and is included for comparability purposes between 2021 and 2020.